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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                      ADVANCED LIGHTING TECHNOLOGIES, INC.
                      ------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.001 par value
                          -----------------------------
                         (Title of Class of Securities)

                                   00753C 10 2
                                   -----------
                                 (CUSIP Number)

       Gerald W. Cowden, Esq., 3500 Terminal Tower, Cleveland, Ohio 44113;
                                 (216) 241-2880
- --------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                   June  , 1996
                                   ------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. |_|

Check the following box if a fee is being paid with the statement. |_| (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

- -----------------------------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                            SCHEDULE  13D
- --------------------------------------------------
  CUSIP  NO.   00753C 10 2
- --------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON
              Wayne R. Hellman
- ------------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                           (a) /X/
                                                                                                                         (b) /X/
              Original and Amendment No. 1 Text:   Mr. Hellman affirms himself to be a member of a group only to the extent that he is the Voting Trustee under a Voting Trust dated October 10, 1995.
              Amendment No. 2 Text:  Mr. Hellman affirms himself to be a member of a group only to the extent that he is the Voting Trustee under a Voting Trust dated October 10, 1995.  Additionally, Mr. Hellman is the holder of the proxies (defined herein below).
- ------------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

- ------------------------------------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS
              Original text: Not Applicable; Not applicable to Amendments No. 1 and No. 2, which report a DECREASE in the number of shares beneficially owned.
- ------------------------------------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)
                                                                                                                                / /
              Original, Amendments No. 1 and No. 2 Text:  Not Applicable

- ------------------------------------------------------------------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Original, Amendments No. 1 and No. 2 Text:  United States
- ------------------------------------------------------------------------------------------------------------------------------------
                                                         7       SOLE VOTING POWER
                    NUMBER OF                                     Original:         6,394,591
                     SHARES                                       Amendment No. 1:  6,130,316
           BENEFICIALLY OWNED BY EACH                             Amendment No. 2:  6,130,316
                    REPORTING                     ----------------------------------------------------------------------------------
                     PERSON                              8       SHARED VOTING POWER
                      WITH                                        Original, Amendment No. 1 and No. 2:  0
                                                  ----------------------------------------------------------------------------------
                                                         9       SOLE DISPOSITIVE POWER
                                                                  Original:          3,125,153
                                                                  Amendment No. 1:   2,979,501
                                                                  Amendment No. 2:   2,599,501
                                                  ----------------------------------------------------------------------------------
                                                        10       SHARED DISPOSITIVE POWER
                                                                  Original, Amendment No. 1 and No. 2:   0
- ------------------------------------------------------------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               Original:         6,394,591
               Amendment No. 1:  6,130,316
               Amendment No. 2:  6,130,316
- ------------------------------------------------------------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           / /

- ------------------------------------------------------------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               Original:         59.7%
               Amendment No. 1:  57.2%
               Amendment No. 2:  56.9%
- ------------------------------------------------------------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
               IN
- ------------------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE  13D
- --------------------------------------------------
  CUSIP  NO.   00753C 10 2
- --------------------------------------------------


- ------------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

              David L. Jennings (as a member of the Voting Trust group)

- ------------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a) /X/
                                                                                                                        (b) / /


- ------------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY



- ------------------------------------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

              Original, Amendments No. 1 and No. 2:  Not Applicable
- ------------------------------------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)                          / /

              Original, Amendments No. 1 and No. 2:  Not Applicable
- ------------------------------------------------------------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

              Original, Amendments No. 1 and No. 2:  United States
- ------------------------------------------------------------------------------------------------------------------------------------
                                                          7       SOLE VOTING POWER
                     NUMBER OF                                     Original, Amendments No. 1 and No. 2:  0
                      SHARES                        --------------------------------------------------------------------------------
            BENEFICIALLY OWNED BY EACH                    8       SHARED VOTING POWER
                     REPORTING                                     Original, Amendments No. 1 and No. 2:  0
                      PERSON                        --------------------------------------------------------------------------------
                       WITH                               9       SOLE DISPOSITIVE POWER
                                                                   Original:  858,145  Amendments No. 1 and No. 2:  818,150
                                                    --------------------------------------------------------------------------------
                                                         10       SHARED DISPOSITIVE POWER
                                                                   Original, Amendments No. 1 and No. 2:  0
- ------------------------------------------------------------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               Original:  858,145
               Amendments No. 1 and No. 2:  818,150

- ------------------------------------------------------------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           / /


- ------------------------------------------------------------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               Original:  8.0%
               Amendments No. 1 and No. 2:  7.6%
- ------------------------------------------------------------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
               IN

- ------------------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE  13D
- --------------------------------------------------
  CUSIP  NO.   00753C 10 2
- --------------------------------------------------


- ------------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

              Louis S. Fisi (as a member of the Voting Trust group)

- ------------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a) /X/
                                                                                                                        (b) / /


- ------------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY



- ------------------------------------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

              Original, Amendments No. 1 and No. 2:  Not Applicable
- ------------------------------------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)                          / /

              Original, Amendments No. 1 and No. 2:  Not Applicable
- ------------------------------------------------------------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

              Original, Amendments No. 1 and No. 2:  United States
- ------------------------------------------------------------------------------------------------------------------------------------
                                                          7       SOLE VOTING POWER
                     NUMBER OF                                     Original, Amendments No. 1 and No. 2:  0
                      SHARES                        --------------------------------------------------------------------------------
            BENEFICIALLY OWNED BY EACH                    8       SHARED VOTING POWER
                     REPORTING                                     Original, Amendments No. 1 and No. 2:  0
                      PERSON                        --------------------------------------------------------------------------------
                       WITH                               9       SOLE DISPOSITIVE POWER
                                                                   Original:  657,112  Amendments No. 1 and No. 2:  622,758
                                                    --------------------------------------------------------------------------------
                                                         10       SHARED DISPOSITIVE POWER
                                                                   0
- ------------------------------------------------------------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               Original:  657,112
               Amendments No. 1 and No. 2:  622,758

- ------------------------------------------------------------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           / /
               Original, Amendments No. 1 and No. 2:   Mr. Fisi disclaims beneficial ownership of 80,000 shares
              owned by his adult children and step-children.

- ------------------------------------------------------------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               Original:  6.1%
               Amendments No. 1 and No. 2:  5.7%
- ------------------------------------------------------------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
               IN

- ------------------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE  13D
- --------------------------------------------------
  CUSIP  NO.   00753C 10 2
- --------------------------------------------------


- ------------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

              Robert S. Roller (as a member of the Voting Trust group)

- ------------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                           (a) /X/
                                                                                                                         (b) / /


- ------------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY



- ------------------------------------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

              Original, Amendments No. 1 and No. 2:  Not Applicable
- ------------------------------------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)                          / /

              Original, Amendments No. 1 and No. 2:  Not Applicable
- ------------------------------------------------------------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

              Original, Amendments No. 1 and No. 2:  United States
- ------------------------------------------------------------------------------------------------------------------------------------
                                                          7       SOLE VOTING POWER
                     NUMBER OF                                    Original, Amendments No. 1 and No. 2:  0
                      SHARES                        --------------------------------------------------------------------------------
            BENEFICIALLY OWNED BY EACH                    8       SHARED VOTING POWER
                     REPORTING                                    Original, Amendments No. 1 and No. 2:  0
                      PERSON                        --------------------------------------------------------------------------------
                       WITH                               9       SOLE DISPOSITIVE POWER
                                                                  Original:  419,754   Amendments No. 1 and No. 2:  396,420
                                                    --------------------------------------------------------------------------------
                                                         10       SHARED DISPOSITIVE POWER
                                                                   0
- ------------------------------------------------------------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               Original:  419,754
               Amendments No. 1 and No. 2:  396,420

- ------------------------------------------------------------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           / /
               Original, Amendments No. 1 and No. 2:   Mr. Roller disclaims beneficial ownership of 80,914 shares owned by six trusts for the benefit of his children.

- ------------------------------------------------------------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               Original:  3.9%
               Amendments No. 1 and No. 2:   4.5%
- ------------------------------------------------------------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
               IN

- ------------------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE  13D
- --------------------------------------------------
  CUSIP  NO.   00753C 10 2
- --------------------------------------------------


- ------------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

              Juris Sulcs (as a member of the Voting Trust group)

- ------------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a) /X/
                                                                                                                        (b) / /


- ------------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY



- ------------------------------------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

              Original, Amendments No. 1 and No. 2:  Not Applicable
- ------------------------------------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)                          / /

              Original, Amendments No. 1 and No. 2:  Not Applicable
- ------------------------------------------------------------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

              Original, Amendments No. 1 and No. 2:  United States
- ------------------------------------------------------------------------------------------------------------------------------------
                                                          7       SOLE VOTING POWER
                     NUMBER OF                                    Original, Amendments No. 1 and No. 2:  0
                      SHARES                        --------------------------------------------------------------------------------
            BENEFICIALLY OWNED BY EACH                    8       SHARED VOTING POWER
                     REPORTING                                    Original, Amendments No. 1 and No. 2:  0
                      PERSON                        --------------------------------------------------------------------------------
                       WITH                               9       SOLE DISPOSITIVE POWER
                                                                  Original:  449,299   Amendments No. 1 and No. 2:  428,359
                                                    --------------------------------------------------------------------------------
                                                         10       SHARED DISPOSITIVE POWER
                                                                   0
- ------------------------------------------------------------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               Original:  449,299
               Amendments No. 1 and No. 2:  428,359

- ------------------------------------------------------------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           / /

- ------------------------------------------------------------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               Original:  4.2%
               Amendments No. 1 and No. 2:  4.0%
- ------------------------------------------------------------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
               IN

- ------------------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE  13D
- --------------------------------------------------
  CUSIP  NO.   00753C 10 2
- --------------------------------------------------


- ------------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

              James F. Sarver (as a member of the Voting Trust group)

- ------------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a) /X/
                                                                                                                        (b) / /


- ------------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY



- ------------------------------------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

              Original, Amendments No. 1 and No. 2:  Not Applicable
- ------------------------------------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)                          / /

              Original, Amendments No. 1 and No. 2:  Not Applicable
- ------------------------------------------------------------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

              Original, Amendments No. 1 and No. 2:  United States
- ------------------------------------------------------------------------------------------------------------------------------------
                                                          7       SOLE VOTING POWER
                     NUMBER OF                                     Original, Amendments No. 1 and No. 2:  0
                      SHARES                        --------------------------------------------------------------------------------
            BENEFICIALLY OWNED BY EACH                    8       SHARED VOTING POWER
                     REPORTING                                     Original, Amendments No. 1 and No. 2:  0
                      PERSON                        --------------------------------------------------------------------------------
                       WITH                               9       SOLE DISPOSITIVE POWER
                                                                   Original, Amendments No. 1 and No. 2:  459,485
                                                    --------------------------------------------------------------------------------
                                                         10       SHARED DISPOSITIVE POWER
                                                                   0
- ------------------------------------------------------------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               Original, Amendments No. 1 and No. 2:   459,485

- ------------------------------------------------------------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           / /

- ------------------------------------------------------------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               Original, Amendments No. 1 and No. 2:  4.3%

- ------------------------------------------------------------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
               IN

- ------------------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE 13D
- --------------------------------------------------
  CUSIP  NO.   00753C 10 2
- --------------------------------------------------


                                                          (AMENDMENT NO. 2)

- ------------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

              Christine Hellman (as a member of the Voting Trust group)

- ------------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a) /X/
                                                                                                                        (b) / /


- ------------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY



- ------------------------------------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable
- ------------------------------------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)                           / /

                Not Applicable
- ------------------------------------------------------------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
- ------------------------------------------------------------------------------------------------------------------------------------
                                                          7       SOLE VOTING POWER
                     NUMBER OF
                      SHARES                                       0
            BENEFICIALLY OWNED BY EACH              --------------------------------------------------------------------------------
                     REPORTING                            8       SHARED VOTING POWER
                      PERSON
                       WITH                                        0
                                                    --------------------------------------------------------------------------------
                                                          9       SOLE DISPOSITIVE POWER

                                                                   380,000
                                                    --------------------------------------------------------------------------------
                                                         10       SHARED DISPOSITIVE POWER

                                                                   0
- ------------------------------------------------------------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                380,000
- ------------------------------------------------------------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           / /

- ------------------------------------------------------------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                3.5%
- ------------------------------------------------------------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
                OO

- ------------------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE  13D
- --------------------------------------------------
  CUSIP  NO.   00753C 10 2
- --------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

              Brian A. Hellman (as a member of the Voting Trust group)

- ------------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a) /X/
                                                                                                                        (b) / /


- ------------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY



- ------------------------------------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

              Original, Amendments No. 1 and No. 2:  Not Applicable
- ------------------------------------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)                           / /

              Original, Amendments No. 1 and No. 2:  Not Applicable
- ------------------------------------------------------------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

              Original, Amendments No. 1 and No. 2:  United States
- ------------------------------------------------------------------------------------------------------------------------------------
                                                          7       SOLE VOTING POWER
                     NUMBER OF                                    Original, Amendments No. 1 and No. 2:  0
                      SHARES                        --------------------------------------------------------------------------------
            BENEFICIALLY OWNED BY EACH                    8       SHARED VOTING POWER
                     REPORTING                                    Original, Amendments No. 1 and No. 2:  0
                      PERSON                        --------------------------------------------------------------------------------
                       WITH                               9       SOLE DISPOSITIVE POWER
                                                                  Original, Amendments No. 1 and No. 2:  177,523
                                                    --------------------------------------------------------------------------------
                                                         10       SHARED DISPOSITIVE POWER
                                                                   0
- ------------------------------------------------------------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                Original, Amendments No. 1 and No. 2:   177,523

- ------------------------------------------------------------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                            / /

- ------------------------------------------------------------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                Original, Amendments No. 1 and No. 2:  1.7%
- ------------------------------------------------------------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
                IN

- ------------------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE  13D
- --------------------------------------------------
  CUSIP  NO.   00753C 10 2
- --------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

              Lisa B. Hellman (as a member of the Voting Trust group)

- ------------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a) /X/
                                                                                                                        (b) / /


- ------------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY



- ------------------------------------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

              Original, Amendments No. 1 and No. 2:  Not Applicable
- ------------------------------------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)                           / /

              Original, Amendments No. 1 and No. 2:  Not Applicable
- ------------------------------------------------------------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

              Original, Amendments No. 1 and No. 2:  United States
- ------------------------------------------------------------------------------------------------------------------------------------
                                                          7       SOLE VOTING POWER
                     NUMBER OF                                    Original, Amendments No. 1 and No. 2:  0
                      SHARES                        --------------------------------------------------------------------------------
            BENEFICIALLY OWNED BY EACH                    8       SHARED VOTING POWER
                     REPORTING                                    Original, Amendments No. 1 and No. 2:  0
                      PERSON                        --------------------------------------------------------------------------------
                       WITH                               9       SOLE DISPOSITIVE POWER
                                                                  Original, Amendments No. 1 and No. 2:  167,206
                                                    --------------------------------------------------------------------------------
                                                         10       SHARED DISPOSITIVE POWER
                                                                   0
- ------------------------------------------------------------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              Original,  Amendments No. 1 and No. 2:   167,206

- ------------------------------------------------------------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                            / /


- ------------------------------------------------------------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              Original, Amendments No. 1 and No. 2:  1.6%

- ------------------------------------------------------------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
              IN

- ------------------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE 13D
- --------------------------------------------------
  CUSIP  NO.   00753C 10 2
- --------------------------------------------------


                                                    (AMENDMENTS NO. 1 AND NO. 2)

- ------------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

              Robert S. Roller and Patricia M. Roller, Co-Trustees of the Lisa Marie Roller Trust dated August 24,
              1995 (as a member of the Voting Trust group)

- ------------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                           (a) /X/
                                                                                                                         (b) / /


- ------------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY



- ------------------------------------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable
- ------------------------------------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)                           / /
                Not Applicable
- ------------------------------------------------------------------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
- ------------------------------------------------------------------------------------------------------------------------------------
                                                          7       SOLE VOTING POWER
                     NUMBER OF                                      0
                      SHARES                        --------------------------------------------------------------------------------
            BENEFICIALLY OWNED BY EACH                    8       SHARED VOTING POWER
                     REPORTING                                      0
                      PERSON                        --------------------------------------------------------------------------------
                       WITH                               9       SOLE DISPOSITIVE POWER
                                                                    9,708
                                                    --------------------------------------------------------------------------------
                                                         10       SHARED DISPOSITIVE POWER
                                                                   0
- ------------------------------------------------------------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                9,708

- ------------------------------------------------------------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           / /

- ------------------------------------------------------------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                9,708
- ------------------------------------------------------------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
                OO

- ------------------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE 13D
- --------------------------------------------------
  CUSIP  NO.   00753C 10 2
- --------------------------------------------------

                                                    (AMENDMENTS NO. 1 AND NO. 2)

- ------------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

              Robert S. Roller and Patricia M. Roller, Co-Trustees of the Jennifer Lynn Jarrett Trust dated August 24,
              1995 (as a member of the Voting Trust group)

- ------------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a) /X/
                                                                                                                        (b) / /


- ------------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY



- ------------------------------------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable
- ------------------------------------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2 (e)                           / /

                Not Applicable
- ------------------------------------------------------------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
- ------------------------------------------------------------------------------------------------------------------------------------
                                                          7       SOLE VOTING POWER
                     NUMBER OF                                      0
                      SHARES                        --------------------------------------------------------------------------------
            BENEFICIALLY OWNED BY EACH                    8       SHARED VOTING POWER
                     REPORTING                                      0
                      PERSON                        --------------------------------------------------------------------------------
                       WITH                               9       SOLE DISPOSITIVE POWER
                                                                    9,708
                                                    --------------------------------------------------------------------------------
                                                         10       SHARED DISPOSITIVE POWER
                                                                   0
- ------------------------------------------------------------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                9,708

- ------------------------------------------------------------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           / /

- ------------------------------------------------------------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0.001%
- ------------------------------------------------------------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
                OO

- ------------------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE 13D
- --------------------------------------------------
  CUSIP  NO.   00753C 10 2
- --------------------------------------------------


                                                    (AMENDMENTS NO. 1 AND NO. 2)

- ------------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

              Robert S. Roller and Patricia M. Roller, Co-Trustees of the Kimberly Joy Roller Trust dated August 24,
              1995 (as a member of the Voting Trust group)

- ------------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                           (a) /X/
                                                                                                                         (b) / /


- ------------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY



- ------------------------------------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable
- ------------------------------------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)                           / /

                Not Applicable
- ------------------------------------------------------------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
- ------------------------------------------------------------------------------------------------------------------------------------
                                                          7       SOLE VOTING POWER
                     NUMBER OF                                      0
                      SHARES                        --------------------------------------------------------------------------------
            BENEFICIALLY OWNED BY EACH                    8       SHARED VOTING POWER
                     REPORTING                                      0
                      PERSON                        --------------------------------------------------------------------------------
                       WITH                               9       SOLE DISPOSITIVE POWER
                                                                    9,708
                                                    --------------------------------------------------------------------------------
                                                         10       SHARED DISPOSITIVE POWER
                                                                   0
- ------------------------------------------------------------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                9,708
- ------------------------------------------------------------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           / /

- ------------------------------------------------------------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                0.001%
- ------------------------------------------------------------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
                OO

- ------------------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE 13D
- --------------------------------------------------
  CUSIP  NO.   00753C 10 2
- --------------------------------------------------


                                                    (AMENDMENTS NO. 1 AND NO. 2)

- ------------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

              Robert S. Roller, Patricia M. Roller and Lisa Marie Roller, Co-Trustees of the Lisa Marie Roller
              Long-term Trust dated September 24, 1995 (as a member of the Voting Trust group)

- ------------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a) /X/
                                                                                                                        (b) / /


- ------------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY



- ------------------------------------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable
- ------------------------------------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)                           / /

                Not Applicable
- ------------------------------------------------------------------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
- ------------------------------------------------------------------------------------------------------------------------------------
                                                          7       SOLE VOTING POWER
                     NUMBER OF                                      0
                      SHARES                         -------------------------------------------------------------------------------
            BENEFICIALLY OWNED BY EACH                    8       SHARED VOTING POWER
                     REPORTING                                      0
                      PERSON                         -------------------------------------------------------------------------------
                       WITH                               9       SOLE DISPOSITIVE POWER
                                                                    17,261
                                                     -------------------------------------------------------------------------------
                                                         10       SHARED DISPOSITIVE POWER
                                                                    0
- ------------------------------------------------------------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                17,261
- ------------------------------------------------------------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                            / /


- ------------------------------------------------------------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                0.16%
- ------------------------------------------------------------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
                OO

- ------------------------------------------------------------------------------------------------------------------------------------

                                                            SCHEDULE 13D

- --------------------------------------------------
  CUSIP  NO.   00753C 10 2
- --------------------------------------------------


                                                    (AMENDMENTS NO. 1 and NO. 2)

- -----------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

              Robert S. Roller, Patricia M. Roller and Jennifer Lynn Jarrett, Co-Trustees of the Jennifer Lynn Jarrett
              Long-term Trust dated September 24, 1995 (as a member of the Voting Trust group)

- -----------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                          (a) /X/
                                                                                                                        (b) / /


- -----------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY



- -----------------------------------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable
- -----------------------------------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)                      / /

                Not Applicable
- -----------------------------------------------------------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
- -----------------------------------------------------------------------------------------------------------------------------------
                                                          7       SOLE VOTING POWER
                     NUMBER OF                                      0
                      SHARES                        -------------------------------------------------------------------------------
            BENEFICIALLY OWNED BY EACH                    8       SHARED VOTING POWER
                     REPORTING                                      0
                      PERSON                        -------------------------------------------------------------------------------
                       WITH                               9       SOLE DISPOSITIVE POWER
                                                                    17,261
                                                    -------------------------------------------------------------------------------
                                                         10       SHARED DISPOSITIVE POWER
                                                                    0
- -----------------------------------------------------------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                17,261
- -----------------------------------------------------------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                 / /

- -----------------------------------------------------------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                0.16%
- -----------------------------------------------------------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
                OO

- -----------------------------------------------------------------------------------------------------------------------------------



                                                            SCHEDULE 13D
- --------------------------------------------------
  CUSIP  NO.   00753C 10 2
- --------------------------------------------------

                                                    (AMENDMENTS NO. 1 and NO. 2)

- -----------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

              Robert S. Roller, Patricia M. Roller and Kimberly Joy Roller, Co-Trustees of the Kimberly Joy Roller
              Long-term Trust dated September 24, 1995 (as a member of the Voting Trust group)

- -----------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                        (a) /X/
                                                                                                                      (b) / /


- -----------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY



- -----------------------------------------------------------------------------------------------------------------------------------
     4        SOURCE OF FUNDS

                Not Applicable
- -----------------------------------------------------------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (e)                    / /

                Not Applicable
- -----------------------------------------------------------------------------------------------------------------------------------
    6         CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
- -----------------------------------------------------------------------------------------------------------------------------------
                                                          7       SOLE VOTING POWER
                     NUMBER OF                                      0
                      SHARES                        -------------------------------------------------------------------------------
            BENEFICIALLY OWNED BY EACH                    8       SHARED VOTING POWER
                     REPORTING                                      0
                      PERSON                        -------------------------------------------------------------------------------
                       WITH                               9       SOLE DISPOSITIVE POWER
                                                                    17,268
                                                    -------------------------------------------------------------------------------
                                                         10       SHARED DISPOSITIVE POWER
                                                                    0
- -----------------------------------------------------------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                17,268
- -----------------------------------------------------------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                       / /


- -----------------------------------------------------------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                0.16%
- -----------------------------------------------------------------------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
                OO

- -----------------------------------------------------------------------------------------------------------------------------------



CUSIP NO. 00753C 10 2


                                  SCHEDULE 13D

ITEM 1.  SECURITY AND ISSUER

                  The class of securities to which this statement relates is Common Stock, $.001 par value (the "Common Stock"). The name and address of the principal executive offices of the issuer is Advanced Lighting Technologies, Inc., 2307 E. Aurora Road, Suite One, Twinsburg, Ohio 44087 (the "Issuer").


                  Original Text and Amendment No. 1 Text:
                  --------------------------------------

ITEM 2.   IDENTITY AND BACKGROUND

          a.        The names of the persons filing this statement are Wayne R.
                    Hellman ("Hellman"), and as owners of Common Stock subject to the Voting Trust Agreement dated October 10, 1995 (the "Voting Trust"), the following members of the Voting Trust
                    Group: David L. Jennings ("Jennings"); Louis S. Fisi ("Fisi"); Robert S. Roller ("Roller"); Juris Sulcs ("Sulcs"); James F. Sarver ("Sarver"); Brian A. Hellman; Lisa B. Hellman; Robert S. Roller and Patricia M. Roller, Co-Trustees of the Lisa Marie Roller Trust dated August 24, 1995 ("LMR Trust"); Robert S. Roller and Patricia M. Roller, Co-Trustees of the Jennifer Lynn Jarrett Trust dated August 24, 1995 ("JLJ Trust"); Robert S. Roller and Patricia M. Roller, Co-Trustees of the Kimberly Joy Roller Trust dated August 24, 1995 ("KJR Trust"); Robert S. Roller, Patricia M. Roller and Lisa Marie Roller, Co-Trustees of the Lisa Marie Roller Long Term Trust dated September 24, 1995 ("LMR Long Term Trust"); Robert S. Roller, Patricia M. Roller and Jennifer Lynn Jarrett, Co- Trustees of the Jennifer Lynn Jarrett Long Term Trust dated September 24, 1995 ("JLJ Long Term Trust"); and Robert S. Roller, Patricia M. Roller and Kimberly Joy Roller, Co-Trustees of the Kimberly Joy Roller Long Term Trust dated September 24, 195 ("KJR Long Term Trust").

          b. The business address of Hellman, Fisi and Brian A. Hellman is 2307 E. Aurora Road, Suite One, Twinsburg, Ohio 44087. The business address of Jennings is 3000 Seneca Industrial Parkway, Bellevue, Ohio 44811, and Roller, Sulcs and Sarver are located at 32000 Aurora Road, Solon, Ohio 44139, and Lisa B. Hellman's business address is 1521 Georgetown Road, Suite 203, Hudson, Ohio 44236. The address of the LMR Trust, JLJ Trust, KJR Trust, LMR Long Term Trust, JLJ Long Term Trust, and KJR Long Term Trust is 8630 Tamarack Trail, Chagrin Falls, Ohio 44023.

          c. The following are the present principal occupations and addresses of employment of the reporting persons:

Name:                      Occupation:                                 Address:
- -----                      -----------                                 --------

Hellman                    Chief Executive Officer                     Issuer (address is specified in Item 1)

Members of the Voting Trust:

Jennings                   Coordinator of Pacific Rim                  Lighting Resources International, Inc.
                           Development                                 3000 Seneca Industrial Parkway
                                                                       Bellevue, Ohio  44811

CUSIP NO. 00753C 10 2

<CAPTION
Fisi                       Executive Vice President,                   Issuer  (address is specified in Item 1)
                           Chief Financial Officer

Roller                     Coordinator of Market                       Venture Lighting International, Inc.
                           Development                                 32000 Aurora Road
                                                                       Solon, Ohio  44139

Sulcs                      Coordinator of Technology                   Venture Lighting International, Inc.
                           Development                                 32000 Aurora Road
                                                                       Solon, Ohio  44139

Sarver                     President of Venture Lighting               Venture Lighting International, Inc.
                           International, Inc.                         32000 Aurora Road
                                                                       Solon, Ohio  44139

Brian A. Hellman           Strategic Planning                          Issuer  (address is specified in Item 1)
                           Manager

Lisa B. Hellman            Vice President of                           Metal Halide Technologies, Inc.
                           Metal Halide Technologies, Inc.             1521 Georgetown Road
                                                                       Hudson, Ohio  44236

LMR Trust                  Not Applicable                              8630 Tamarack Trail
                                                                       Chagrin Falls, Ohio  44023

JLJ Trust                  Not Applicable                              8630 Tamarack Trail
                                                                       Chagrin Falls, Ohio  44023

KJR Trust                  Not Applicable                              8630 Tamarack Trail
                                                                       Chagrin Falls, Ohio  44023

LMR Long Term
Trust                      Not Applicable                              8630 Tamarack Trail
                                                                       Chagrin Falls, Ohio  44023

JLJ Long Term Trust        Not Applicable                              8630 Tamarack Trail
                                                                       Chagrin Falls, Ohio  44023

KJR Long Term Trust        Not Applicable                              8630 Tamarack Trail
                                                                       Chagrin Falls, Ohio  44023

                  d.       Not applicable

                  e.       Not applicable

                  f.       All reporting persons are citizens of the United States of America.


CUSIP NO. 00753C 10 2


          Amendment No. 2 Text:

Item 2.   Identity and Background

          g.        The names of the persons filing this statement are Wayne R.
                    Hellman ("Hellman"), and as owners of Common Stock subject to the Voting Trust Agreement dated October 10, 1995 (the "Voting Trust") the following members of the Voting Trust
                    Group: David L. Jennings ("Jennings"); Louis S. Fisi ("Fisi"); Robert S. Roller ("Roller"); Juris Sulcs ("Sulcs"); James F. Sarver ("Sarver"); Christine Hellman; Brian A. Hellman; Lisa B. Hellman; Robert S. Roller and Patricia M. Roller, Co-Trustees of the Lisa Marie Roller Trust dated August 24, 1995 ("LMR Trust"); Robert S. Roller and Patricia M. Roller, Co-Trustees of the Jennifer Lynn Jarrett Trust dated August 24, 1995 ("JLJ Trust"); Robert S. Roller and Patricia M. Roller, Co-Trustees of the Kimberly Joy Roller Trust dated August 24, 1995 ("KJR Trust"); Robert
                    S. Roller, Patricia M. Roller and Lisa Marie Roller, Co-Trustees of the Lisa Marie Roller Long Term Trust dated September 24, 1995 ("LMR Long Term Trust"); Robert S. Roller, Patricia M. Roller and Jennifer Lynn Jarrett, Co-Trustees of the Jennifer Lynn Jarrett Long Term Trust dated September 24, 1995 ("JLJ Long Term Trust"); and Robert
                    S. Roller, Patricia M. Roller and Kimberly Joy Roller, Co-Trustees of the Kimberly Joy Roller Long Term Trust dated September 24, 195 ("KJR Long Term Trust"); additionally, the Common Stock owned by Jennings, Fisi and Roller, which was formerly subject to the Voting Trust, are now subject to Irrevocable Proxies (the "Proxies"), which appoint Wayne R. Hellman, as proxy holder, to exercise the voting rights of all such shares of each matter submitted to the Company's shareholders for their vote.

          h. The business address of Hellman, Fisi and Brian A. Hellman is 2307 E. Aurora Road, Suite One, Twinsburg, Ohio 44087. The business address of Jennings is 3000 Seneca Industrial Parkway, Bellevue, Ohio 44811, and Roller, Sulcs and Sarver are located at 32000 Aurora Road, Solon, Ohio 44139, and Lisa B. Hellman's business address is 1521 Georgetown Road, Suite 203, Hudson, Ohio 44236. The address of Christine Hellman is 17230 Red Fox Trail, Chagrin Falls, Ohio 44023. The address of the LMR Trust, JLJ Trust, KJR Trust, LMR Long Term Trust, JLJ Long Term Trust, and KJR Long Term Trust is 8630 Tamarack Trail, Chagrin Falls, Ohio 44023.

          i. The following are the present principal occupations and addresses of employment of the reporting persons:

Name:                      Occupation:                                 Address:
- -----                      -----------                                 --------
Hellman                    Chief Executive Officer                     Issuer (address is specified in Item 1)

Members of the Voting Trust:

Jennings                   Coordinator of Pacific Rim                  Lighting Resources International, Inc.
                           Development                                 3000 Seneca Industrial Parkway
                                                                       Bellevue, Ohio  44811

Fisi                       Executive Vice President,                   Issuer  (address is specified in Item 1)
                           Chief Financial Officer

CUSIP NO. 00753C 10 2

Roller                     Coordinator of Market                       Venture Lighting International, Inc.
                           Development                                 32000 Aurora Road
                                                                       Solon, Ohio  44139

Sulcs                      Coordinator of Technology                   Venture Lighting International, Inc.
                           Development                                 32000 Aurora Road
                                                                       Solon, Ohio  44139

Sarver                     President of Venture Lighting               Venture Lighting International, Inc.
                           International, Inc.                         32000 Aurora Road
                                                                       Solon, Ohio  44139
Christine Hellman          Consultant                                  17230 Red Fox Trail
                                                                       Chagrin Falls, Ohio 44022

Brian A. Hellman           Strategic Planning                          Issuer  (address is specified in Item 1)
                           Manager

Lisa B. Hellman            Vice President of                           Metal Halide Technologies, Inc.
                           Metal Halide Technologies, Inc.             1521 Georgetown Road
                                                                       Hudson, Ohio  44236

LMR Trust                  Not Applicable                              8630 Tamarack Trail
                                                                       Chagrin Falls, Ohio  44023

JLJ Trust                  Not Applicable                              8630 Tamarack Trail
                                                                       Chagrin Falls, Ohio  44023

KJR Trust                  Not Applicable                              8630 Tamarack Trail
                                                                       Chagrin Falls, Ohio  44023

LMR Long Term
Trust                      Not Applicable                              8630 Tamarack Trail
                                                                       Chagrin Falls, Ohio  44023

JLJ Long Term Trust        Not Applicable                              8630 Tamarack Trail
                                                                       Chagrin Falls, Ohio  44023

KJR Long Term Trust        Not Applicable                              8630 Tamarack Trail
                                                                       Chagrin Falls, Ohio  44023

                  j.       Not applicable

                  k.       Not applicable

                  l.       All reporting persons are citizens of the United States of America.


CUSIP NO. 00753C 10 2



ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         Original Text:
         --------------

         In various mergers and exchanges, the reporting persons received shares of Common Stock in surrender for shares of Common Stock of 17 affiliated operating corporations (the "Predecessors") which were merged/exchanged into the Issuer. No reporting person paid cash for the shares of Common Stock; rather, they received such stock upon surrender of Predecessor common shares in the mergers/exchanges.

         Amendment No. 1 Text:
         ---------------------

          Not applicable; Amendment No. 1 reports a decrease in the number of shares of Common Stock beneficially owned.

         Amendment No. 2 Text:
         ---------------------

          Not applicable; Amendment No. 2 reports a decrease in the number of shares of Common Stock beneficially owned.


ITEM 4.  PURPOSE OF TRANSACTION

         Original Text:
         --------------

          The "acquisition" of the Issuer's securities for the purposes of the Securities Exchange Act of 1934, as amended (the "Act"), occurred as a result of the registration of the Common Stock on Form 8-A having been declared effective on December 8, 1995. All of the reporting persons acquired the Common Stock in the mergers/exchanges as a result of their prior holdings of the Predecessors. No reporting person has a present intention to acquire additional securities of the Issuer. As required by a Settlement Agreement with former preferred shareholders, the following reporting persons have transferred as of January 12, 1996, as required by a Settlement Agreement with former preferred shareholders, to such former preferred shareholders the number of shares of Common Stock noted:

          Name                               # Shares Transferred
          ----                               --------------------
          Hellman                                    45,652
          Jennings                                   39,995
          Fisi                                       34,354
          Roller                                     23,334
          Sulcs                                      20,940


          Amendment No. 1 Text:
          ---------------------

          No reporting person has a present intention to acquire additional securities of the Issuer. As required by a Settlement Agreement with former preferred shareholders, the following reporting persons have transferred as of January 10, 1996, to such former preferred shareholders the number of shares of Common Stock noted:

CUSIP NO. 00753C 10 2


         Name                               # Shares Transferred
         ----                               --------------------
         Hellman                                     145,652
         The following members of
           the Voting Trust:
                  Jennings                           39,995
                  Fisi                               34,354
                  Roller                             23,334
                  Sulcs                              20,940
                  Sarver                             - 0 -
                  Brian A. Hellman                   - 0 -
                  Lisa B. Hellman                    - 0 -
                  LMR Trust                          - 0 -
                  JLJ Trust                          - 0 -
                  KJR Trust                          - 0 -
                  LMR Long Term Trust                - 0 -
                  JLJ Long Term Trust                - 0 -
                  KJR Long Term Trust                - 0 -



          Amendment No. 2 Text:
          ---------------------
          No reporting person has a present intention to acquire additional securities of the Issuer.


          Amendment No. 2 is being reported as a result of shares of Common Stock transferred by Hellman. No change is being reported in the beneficial ownership of Jennings, Fisi, Roller, Sulcs, Sarver, Brian A. Hellman, Lisa B. Hellman, LMR Trust, JLJ Trust, KJR Trust, LMR Long Term Trust, JLJ Long Term Trust and KJR Long Term Trust.

          On June 11, 1996, Hellman transferred 380,000 shares of Common Stock to Christine Hellman pursuant to a certain separation agreement. Mr. Hellman continues to exercise sole voting power as to such shares pursuant to the Voting Trust, while Ms. Hellman holds dispositive power.

          On June 7, 1996, Hellman, Brian A. Hellman and Lisa B. Hellman, all as members, formed Hellman, Ltd., an Ohio limited liability company. Of all the ownership units in Hellman, Ltd., Hellman owns 89,572 units, Brian A. Hellman owns 17,714 units and Lisa B. Hellman owns 17,714 units. On June 10, 1996, Hellman transferred 125,000 shares of Common Stock to Hellman, Ltd. The 125,000 shares of ADLT Common Stock owned by Hellman, Ltd. are not subject to the Voting Trust. Because Hellman owns more than 50% of the units of Hellman, Ltd., Hellman will continue to have sole control of voting and dispositive power for those 125,000 shares.

CUSIP NO. 00753C 10 2



Item 5.  Interest in Securities of the Issuer

         Original Text:
         --------------

          a. and b. The following lists the aggregate number and percentage of shares of Common Stock beneficially owned by the named persons. Percentages are calculated based on the number of outstanding shares as of February 12, 1996:

Name              Aggregate # Shares                 %        # Shares Sole             # Shares Sole Power
- ----              ------------------                 -        -------------             -------------------
                                                              Power to Vote             to Dispose
                                                              -------------             ----------

Hellman               6,394,591 (includes          59.7%        6,394,591               3,125,153
                      3,125,153 shares
                      owned in his indiv-
                      idual capacity)

Jennings*               858,145                     8.0%                0                 858,145

Fisi*                   657,112                     6.1%                0                 657,112

Sarver*                 459,485                     4.3%                0                 459,485

Sulcs*                  449,299                     4.2%                0                 449,299

Roller*                 419,754                     3.9%                0                 419,754

Brian Hellman*          177,523                     1.7%                0                 177,523

Lisa Hellman*           167,206                     1.6%                0                 167,206


          * These persons constitute members of a group as a result of their transfer of such shares to the Voting Trust.

         None of the above persons shares voting or dispositive power with respect to any shares.

         c.       Not applicable

         d.       Not applicable

         e.       Not applicable


         Amendment No. 1 Text:
         --------------------

          a. and b. The following lists the aggregate number and percentage of shares of Common Stock beneficially owned by the named persons. Percentages are calculated based on the number of outstanding shares as of February 12, 1996:

CUSIP NO. 00753C 10 2



Name                  Aggregate # Shares         %          # Shares Sole             # Shares Sole Power
- ----                  ------------------         -          -------------             -------------------
                                                             Power to Vote            to Dispose
                                                             -------------            ----------

Hellman               6,130,316 (includes       57.2%            6,130,316              2,979,501
                      2,979,501 shares
                      owned in his indiv-
                      idual capacity)

Jennings*               818,150                  7.6%                    0                818,150

Fisi*                   622,758                  5.8%                    0                622,758

Sarver*                 459,485                  4.3%                    0                459,485

Sulcs*                  428,359                  4.0%                    0                428,359

Roller*                 396,420                  3.7%                    0                396,420

Brian Hellman*          177,523                  1.7%                    0                177,523

Lisa Hellman*           167,206                  1.6%                    0                167,206

LMR Trust*                9,708                0.001%                    0                  9,708

JLJ Trust*                9,708                0.001%                    0                  9,708

KJR Trust*                9,708                0.001%                    0                  9,708

LMR Long
Term Trust*              17,261                  .16%                    0                 17,261

JLJ Long
Term Trust*              17,261                  .16%                    0                 17,261

KJR Long
Term Trust*              17,268                  .16%                    0                 17,268


         Amendment No. 2 Text:
         --------------------

          a. and b. The following lists the aggregate number and percentage of shares of Common Stock beneficially owned by the named persons. Percentages are calculated based on the number of outstanding shares as of May 20, 1996:

Name                  Aggregate # Shares         %          # Shares Sole             # Shares Sole Power
- ----                  ------------------         -          -------------             -------------------
                                                             Power to Vote            to Dispose
                                                             -------------            ----------

Hellman               6,130,316 (includes       56.9%            6,130,316              2,599,501
                      2,599,501 shares
                      owned in his indiv-
                      idual capacity)


CUSIP NO. 00753C 10 2


Jennings*                818,150                 7.6%                    0                818,150

Fisi*                    622,758                 5.8%                    0                622,758

Sarver*                  459,485                 4.3%                    0                459,485

Sulcs*                   428,359                 4.0%                    0                428,359

Roller*                  396,420                 3.7%                    0                396,420

Christine Hellman*       380,000                 3.5%                    0                380,000

Brian Hellman*           177,523                 1.6%                    0                177,523

Lisa Hellman*            167,206                 1.6%                    0                167,206

LMR Trust*                 9,708                 0.09%                   0                  9,708

JLJ Trust*                 9,708                 0.09%                   0                  9,708

KJR Trust*                 9,708                 0.09%                   0                  9,708

LMR Long
Term Trust*               17,261                  .16%                   0                 17,261

JLJ Long
Term Trust*               17,261                  .16%                   0                 17,261

KJR Long
Term Trust*               17,268                  .16%                   0                 17,268

          * These persons constitute members of a group as a result of their transfer of such shares to the Voting Trust.

          None of the above persons shares voting power with respect to any shares.

          c. Other than the transfer of shares described in Item 4, no transactions were effected since the most recent filing on
                    Schedule 13D.

          d.        Not applicable

          e.        Not applicable


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

          Original Text:
          --------------

          Pursuant to the Voting Trust, Hellman is voting trustee of the shares of Common Stock owned by Jennings, Fisi, Roller, Sulcs, Sarver, Brian Hellman and Lisa Hellman.

CUSIP NO. 00753C 10 2



          Amendment No. 1 Text:
          --------------------

          Pursuant to the Voting Trust, Hellman is voting trustee of the shares of Common Stock owned by Jennings, Fisi, Roller, Sulcs, Sarver, Brian Hellman, Lisa Hellman, LMR Trust, JLJ Trust, KJR Trust, LMR Long Term Trust, JLJ Long Term Trust, and KJR Long Term Trust.

         Amendment No. 2 Text:
         --------------------

          Pursuant to the Voting Trust, Hellman is voting trustee of the shares of Common Stock owned by Sulcs, Sarver, Christine Hellman, Brian Hellman, Lisa Hellman, LMR Trust, JLJ Trust, KJR Trust, LMR Long Term Trust, JLJ Long Term Trust, and KJR Long Term Trust; and pursuant to the Proxies, Mr. Hellman has the power to vote all stock owned by Fisi, Roller and Jennings.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

          Original Text:
          --------------

          a.       Voting Trust Agreement


          Amendment No. 1 Text:
          ---------------------

          a.       Voting Trust Agreement  - previously filed on the original
                   Schedule 13D

          Amendment No. 2 Text:
          ---------------------

          a.       Form of Voting Trust Agreement, as amended Exhibit 9.1

          b.       Form of the Proxies Exhibit 9.2








                        (SIGNATURES ON FOLLOWING PAGES.)

Signatures

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13D statement is true, complete and correct.


Date:  June 18, 1996                        /s/  Wayne R. Hellman
                                                     WAYNE R. HELLMAN*


Date:  June 18, 1996                        /s/  David L. Jennings
                                                     DAVID L. JENNINGS**


Date:  June 14, 1996                        /s/  Louis S. Fisi
                                                     LOUIS S. FISI**


Date:  June 18, 1996                        /s/  Robert S. Roller
                                                     ROBERT S. ROLLER**


Date:  June 18, 1996                        /s/  Juris Sulcs
                                                     JURIS SULCS**


Date:  June 18, 1996                        /s/  James F. Sarver
                                                     JAMES F. SARVER**


Date:  June 18, 1996                        /s/  Christine Hellman
                                                     CHRISTINE  HELLMAN**


Date:  June 18, 1996                        /s/  Brian A. Hellman
                                                     BRIAN A. HELLMAN**


Date:  June 18, 1996                        /s/  Lisa B. Hellman
                                                     LISA B. HELLMAN**


                    (Signatures continued on following page.)


- --------------------------

* Member of Voting Trust group only as to certain shares of which Hellman is voting trustee.

**  Member of the Voting Trust group.

(Signatures continued)

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13D statement is true, complete and correct.



Date:  June 18, 1996                        /s/  Robert S. Roller
                                                     ROBERT S. ROLLER AS CO-TRUSTEE OF THE LISA
                                                     MARIE ROLLER TRUST DATED AUGUST 24, 1995**

Date:  June 18, 1996                        /s/  Robert S. Roller
                                                     ROBERT S. ROLLER AS CO-TRUSTEE OF THE
                                                     JENNIFER LYNN JARRETT TRUST DATED AU-
                                                     GUST 24, 1995**


Date:  June 18, 1996                        /s/  Robert S. Roller
                                                     ROBERT S. ROLLER AS CO-TRUSTEE OF THE
                                                     KIMBERLY JOY ROLLER TRUST DATED AUGUST
                                                     24, 1995**


Date:  June 18, 1996                        /s/  Robert S. Roller
                                                     ROBERT S. ROLLER CO-TRUSTEE FOR THE LISA
                                                     MARIE ROLLER LONG TERM TRUST DATED
                                                     SEPTEMBER 24, 1995**


Date:  June 18, 1996                        /s/  Robert S. Roller
                                                     ROBERT S. ROLLER, CO-TRUSTEE FOR THE
                                                     JENNIFER LYNN JARRETT LONG TERM TRUST
                                                     DATED SEPTEMBER 24, 1995**


Date:  June 18, 1996                        /s/  Robert S. Roller
                                                     ROBERT S. ROLLER, CO-TRUSTEE OF THE
                                                     KIMBERLY JOY ROLLER LONG TERM TRUST
                                                     DATED SEPTEMBER 24, 1995**

- --------------------------

* Member of Voting Trust group only as to certain shares of which Hellman is voting trustee.

**  Member of the Voting Trust group.
